EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Emulex Corporation:

      We consent to incorporation by reference in the registration statements (Nos. 2-89162, 33-40959 and 33-44484) on Form S-8 of Emulex Corporation of our report dated August 5, 2002, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 30, 2002 and July 1, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, and the related schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Emulex Corporation.

KPMG LLP

Costa Mesa, California

September 27, 2002